Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of this 22nd day of October, 2021 (“Effective Date”) by and between Context Therapeutics, Inc. (the “Company”) and Martin Lehr (“Executive”). The Company and Executive are each referred to herein as a “Party” or together as the “Parties.” Capitalized words not immediately defined shall have the meaning in the “Definitions” Section below.

WHEREAS, the Company’s predecessor and Executive are parties to a November 1, 2017 Employment Agreement (the “Prior Agreement”); and

WHEREAS, the Parties wish to replace and supersede in full the Prior Agreement with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained and incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period. Upon the Effective Date, this Agreement shall supersede and replace the Prior Agreement. The Company shall employ Executive pursuant to this Agreement beginning on the Effective Date and continuing until such employment is terminated pursuant to Section 4 below (the “Employment Period”). During the Employment Period, Executive shall remain in the employ of the Company and provide services to the Company in accordance with the terms of this Agreement.

2. Position and Duties.

(a) The Company shall employ Executive during the Employment Period as its Chief Executive Officer (“Executive Officer”). During the Employment Period, Executive shall devote his full business time, energy, and talent to serving as Executive Officer of the Company, subject to the direction of the Company’s board of directors (the “Board”) or the compensation committee of the Board (the “Compensation Committee”).

(b) Executive shall have the duties and responsibilities that are commensurate with his position as Executive Officer and any other or different duties that may be assigned to Executive by the Board or the Compensation Committee, and Executive shall perform all such duties faithfully and efficiently in compliance with applicable law and the policies of the Company, as such policies may be in effect from time to time. Executive shall have such authority and powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the duties required of Executive hereunder.

(c) Executive’s principal place of business shall be at the Company’s corporate headquarters; however, it is understood that Executive may be required to travel both domestically and internationally in fulfillment of his duties as set forth herein.

(d) Executive, upon being duly elected, shall also serve as a member of the Board for no additional compensation.

(e) Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Board, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or any Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate, or Praesidia Biologics, Inc.) or hold any other position with any business without receiving the prior written consent of the Board.

3. Compensation and Benefits. During the Employment Period, the Company shall compensate Executive for Executive’s services as follows:

(a) Executive shall be paid a base salary at an annual rate of $465,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. The Executive’s Annual Base Salary may be increased annually by the Compensation Committee beginning in the first calendar quarter of 2022; provided that the decision whether to increase the Executive’s Annual Base Salary and by what amount, if any, shall be made in the good faith discretion of the Compensation Committee.

(b) Executive shall be eligible to receive performance-based annual incentive bonuses (each, an “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Incentive Bonuses shall be as determined in the discretion of the Compensation Committee, or as may be pursuant to a new annual incentive plan as may be adopted and in effect from time to time, with any applicable performance metrics and goals to be established by the Compensation Committee, after consultation with Executive. Executive’s initial target Incentive Bonus shall be 50% of Annual Base Salary (“Target Bonus”), which Target Bonus may be increased annually by the Compensation Committee beginning in the first calendar quarter of 2022; provided that the decision whether to increase the percentage of the Target Bonus and by what amount, if any, shall be made in the good faith discretion of the Compensation Committee. The actual amount of the Executive’s Incentive Bonus, if any, shall be determined in the good faith discretion of the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Notwithstanding the Effective Date of this Agreement being during the 2021 calendar year, the Executive’s Incentive Bonus for 2021, if any, shall be based on the full 2021 calendar year. Except as otherwise provided herein, as may be provided by the Compensation Committee or as may otherwise be set forth in any applicable incentive compensation plan, the Executive must be employed by the Company on the day such Incentive Bonus is paid in order to earn or receive such Incentive Bonus. The Incentive Bonus, if any, will be paid to Executive during the period from January 1 through March 15 of the calendar year following the calendar year to which it relates.

(c) Executive and Company acknowledge that Executive received stock options (the “Options”) intended to represent 4.00% (the “Target Equity Percentage”) of the Company’s common stock on a fully diluted basis as of the date the Options were granted. The Options will vest in substantially equal installments of 1/36 on the last day of each of the 36 months immediately following the respective grant date, subject to Executive’s continuous service to the Company through each such date. Upon a Qualifying Financing, the Compensation Committee shall in good faith consider making an additional award of stock options in such amount necessary to maintain Executive’s Target Equity Percentage. The Options will be subject to the terms and conditions of the Company’s equity incentive plan under which such Options have been granted (attached hereto as Exhibit B), and the Option Agreement (as attached hereto as Exhibit C).

(d) Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company in the United States, on as favorable a basis as other similarly situated and performing executives.

(e) Executive shall be eligible to participate, subject to the terms thereof, in all employee benefit plans (including pension, 401(k) and welfare benefit plans) available to the Company’s executive employees, subject to the terms and conditions of such benefit plans as in effect from time to time. If the Company does not have in place a medical, vision, and dental insurance program, Company shall pay to Executive a monthly amount for Executive to purchase coverage in such amounts and on such terms as Executive and Company may agree.

(f) Executive shall be entitled to accrue paid time off and holidays in accordance with and subject to the Company’s paid time off programs and policies relating to its employees in the United States as may be in effect from time to time, provided that Executive shall be entitled to a minimum of 20 days of paid time off per calendar year.

(g) Executive shall be reimbursed by the Company for all reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

4. Termination. Executive’s employment relationship with the Company shall be at-will. Either Party may terminate Executive’s employment at any time, with or without Cause or Good Reason, for any or no reason (such date of termination, for any reason, the “Termination Date”).

(a) Minimum Benefits upon Termination. Upon termination of Executive’s employment by the Company for any reason, Executive shall be entitled, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law, to the following (together, the “Accrued Benefits”):

(i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause if the events giving rise to the Termination for Cause occurred in such prior fiscal year;

(iii) Executive’s accrued but unpaid paid time off;

(iv) Executive’s unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 45 days following the Termination Date; and

(v) The benefits, incentives, and awards described in Section 4(h)(i).

Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date (except that payments under Section 4(a)(iv) shall be made within 30 days following submission for reimbursement); provided, however, that any benefits, incentives, or awards payable as described in Section 4(h)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.

(b) Termination for Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company shall be entitled to terminate the employment of Executive upon Executive’s Disability by giving written notice to Executive, in which event the date that the Company gives such notice shall be deemed the Termination Date. Upon a Termination due to Executive’s death or Disability, Executive (or Executive’s estate, if applicable) shall be entitled to the following:

(i) The Accrued Benefits;

(ii) A payment, payable on the 45th day following the Termination Date, equal to the Target Bonus for the fiscal year in which the Termination Date occurs, prorated on a per diem basis for the number of days employed during such fiscal year prior to the Termination Date, divided by 365 (a “Pro-Rated Bonus”);

(iii) All unvested Options and any other unvested incentive equity awards then held by Executive that are scheduled to vest within twelve (12) months after the Termination Date shall immediately vest; and

(iv) The continuation of benefits as provided in Section 4(g), provided such benefit shall only be for a maximum period of twelve (12) months.

(c) Termination by Executive for Good Reason or by Company Without Cause. Executive shall be entitled to terminate his employment for Good Reason by giving at least 10 days’, but not more than 30 days’, prior written notice of termination to the Company, in which event the date specified in the notice of termination shall be deemed the Termination Date; provided, however, that (A) prior to giving such notice of Termination for Good Reason, Executive must give the Company written notice of the existence of any condition giving rise to Good Reason within 30 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason. The Company shall be entitled to terminate Executive’s employment for any reason that does not constitute Cause, or no reason, by giving at least 10 days’ prior written notice to Executive, in which event the date specified in the notice of termination shall be deemed the Termination Date. Upon a Termination by Executive for Good Reason or a Termination by the Company without Cause, Executive shall be entitled to the following:

(i) The Accrued Benefits;

(ii) Payment in an amount equal to 100% of Executive’s Annual Base Salary in effect on the Termination Date, paid ratably over a period of twelve (12) months in accordance with the Company’s regular payroll cycle;

(iii) All unvested Options and any other unvested incentive equity awards then held by Executive that are scheduled to vest within eighteen (18) months after the Termination Date shall immediately vest; and

(iv) The continuation of benefits as provided in Section 4(g).

(d) Termination Upon a Change in Control. Notwithstanding Section 4(c) above, and in lieu of any payment owed under Section 4(c), if any, in the event that the Company (or its successor) terminates the Executive without Cause or the Executive resigns from employment with the Company for Good Reason, in each case upon a Change of Control (as such terms are defined below) or within the twelve (12) month period following the Change in Control, then Executive shall be entitled to the following:

(i) The Accrued Benefits;

(ii) Payment in an amount of (x) 150% of Executive’s Annual Base Salary in effect on the Termination Date, paid ratably over a period of eighteen (18) months in accordance with the Company’s regular payroll cycle, and (y) 100% of the Target Bonus for the fiscal year in which the Termination Date occurs, paid ratably over a period of twelve (12) months in accordance with the Company’s regular payroll cycle;

(iii) All unvested Options and any other unvested incentive equity awards then held by Executive that are scheduled to vest after the Termination Date shall immediately vest and become immediately exercisable on the Termination Date; and

(iv) The continuation of benefits as provided in Section 4(g).

(e) Termination for Cause. The Company shall be entitled to terminate Executive’s employment for Cause by giving written notice of termination to Executive, in which event the date that the Company gives such notice shall be deemed the Termination Date; provided, however, that with respect to clauses (iii) or (iv) of the definition of Cause set forth below, to the extent curable, Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment for Cause, which notice shall specify the grounds for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for Cause, and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of any grounds for Cause. Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (i) the pendency of any investigation by the Board or the Compensation Committee, or (ii) any negotiations between the Board and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive. Upon a Termination for Cause, Executive shall only be entitled to the Accrued Benefits, and all vested and unvested Options and any other incentive equity awards then held by Executive shall immediately be forfeited and expire on the Termination Date.

(f) Termination due to Voluntary Resignation. Executive shall be entitled to terminate his employment without Good Reason by giving at least 30 days’ prior written notice to the Company, in which event the date that is 30 days after the date that Executive gives such notice shall be deemed to be the Termination Date. Upon a Termination by Executive without Good Reason, Executive shall only be entitled to the Accrued Benefits, and all unvested Options and other unvested incentive equity awards then held by Executive shall immediately expire on the Termination Date.

(g) Medical, Vision and Dental Benefits. If Executive’s employment is terminated pursuant to Section 4(b), 4(c) or 4(d) above, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, vision or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date and provided Executive is eligible for and elects to continue coverage (under the health care continuation rules of COBRA, provided that if, on the Termination Date, the Company is not subject to COBRA, the Company shall provide for continuation coverage as if it were subject to COBRA for the entire period to which COBRA would have applied if the Company had been subject to COBRA (collectively for purposes of this Agreement, “COBRA”)), the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the applicable Termination Date for a period of up to 12-months following the Termination Date, such that Executive shall be required to pay, on a monthly after-tax basis, the same amount as Executive would pay if Executive continued in employment with the Company during such period (“Subsidized Coverage”) and the Company’s portion of the cost of the Subsidized Coverage will be treated as taxable income to Executive, and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that Subsidized Coverage shall be provided as described above unless the Company determines, based on a written legal opinion of counsel, that the Company’s provision of Subsidized Coverage results in the violation of non-discrimination provisions of applicable law, as may be applicable to the Company, the imposition of a material additional tax or other material penalty being imposed on the Company (or an Affiliate) or any employee participating in such plans. If the Company makes such a determination, then the Company shall pay Executive an additional severance benefit equal to the cost to the Company of the Subsidized Coverage (had such Subsidized coverage been provided) to assist Executive with the cost of COBRA or, if not available, to assist Executive with the cost of comparable coverage for Executive and his eligible dependents. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(g) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

(h) Other Benefits.

(i) Executive’s rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii) Except as specifically provided in this Agreement, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following a Termination.

(i) Removal from any Boards, Committees and Positions. Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Executive shall be deemed to resign (i) if a member, from the Board and from the board of directors of any Affiliate and any other board or committee to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

5. Release. Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any benefits under Section 4(b), 4(c), 4(d) or 4(g) (other than the Accrued Benefits), and shall repay to the Company any such benefits received, unless Executive (or Executive’s estate, if applicable) executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.

6. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business. Executive further acknowledges that, during the course of Executive’s employment with the Company, Executive has produced and had access, and will continue to produce and have access, to Confidential Information.

(a) Confidential Information. During the course of Executive’s employment and following a Termination:

(i) Executive shall not directly or through others use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is, at the time of disclosure, lawfully available from public sources, or such disclosure is authorized in writing by the Company, required or permitted by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company.

(ii) Executive shall abide by the Company’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or Entity where Executive’s service would involve the use or disclosure of Confidential Information other than as authorized on behalf of the Company.

(iii) Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In connection with any such activity, Executive must identify any information that is confidential and ask the Regulator for confidential treatment of such information, except as permitted by law. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges, except as otherwise required by law. The Company and its Affiliates do not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(b) Documents and Property.

(i) All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii) Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s applicable policies and procedures. Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

(c) Non-Competition and Non-Solicitation. In consideration of the enhanced compensation and benefits provided in this Agreement, and Executive’s employment hereunder, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or through others (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Own, manage, operate, or control, participate in the management, operation, or control of, be employed by, serve as a director, officer, or consultant to, or render services to a Competitor conducting business in the Restricted Area. However, the ownership by Executive of shares of the capital stock of any Entity, which shares are listed on a securities exchange and that do not represent more than 5% of the Entity’s outstanding capital stock, shall not violate any terms of this Agreement. Additionally, Executive’s participation or inclusion on the board of any other entity, shall not violate any terms of this Agreement.

(ii) (A) Induce or attempt to induce any employee of the Company or an Affiliate to leave the employ of the Company or any Affiliate; (B) interfere with the relationship between the Company or an Affiliate, on the one hand, and any employee of the Company or an Affiliate, on the other hand; or (C) induce or attempt to induce any customer, supplier, licensee, advisor, consultant, or other business relation of the Company to cease doing business with the Company or interfere with the relationship between the Company and its respective customers, suppliers, licensees, advisors, consultants or other business relations.

(d) Works Made for Hire; Ownership of Company Work Product.

(i) The Parties understand and agree that all work prepared by Executive for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto. Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist’s Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law. Executive shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns. Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

(ii) Executive hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

(iii) Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same. Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to any and all Company Work Product work, including all patent, copyright, trademark, and other proprietary rights thereto. Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

(v) This Section 6(d) shall not apply to an invention by Executive for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e) Consent and Release. From time to time, the Company’s business locations may be the subject of a Promotional Work. Executive acknowledges that Executive is aware that Executive’s name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Executive’s name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company’s products and services or as part of any promotion of the Company, and, at all times, including after the term of this Agreement, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive’s name, image, or likeness. Executive, Executive’s heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company’s or its Affiliates’ use of a Promotional Work that includes Executive’s name, image, or likeness.

(f) Company Proprietary and Intellectual Property.

(i) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same. Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein. Executive shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.

(ii) Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s or its Affiliate’s trade secret that is made: (A) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a Company’s or its Affiliate’s trade secret to Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

(g) Remedies for Breach of Restrictive Covenant.

(i) Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope.

(ii) Executive acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, and (C) such restrictions were a material inducement to the Company to employ Executive and to enter into this Agreement and to provide the compensation, benefits and opportunities hereunder.

(iii) Executive agrees to communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement during the Restricted Period.

(iv) In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, may be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be.

(v) If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

7. Section 280G. In the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code (such excise tax referred to as the “Excise Tax”), the Company shall either (a) make a payment to Executive of all amounts due without any adjustment, or (b) reduce whatever payments are deemed to be contingent on a transaction that constitutes either a “change in the ownership or effective control” of the Company, a “change in the ownership of a substantial portion of the assets” of the Company (as such phrases are used for purposes of Code Section 280G), to the extent necessary that no payments or benefits provided to Executive are subject to the Excise Tax, whichever approach results in a better economic result for Executive on a better economic result for Executive net of all taxes, including the Excise Tax. The determination of which approach shall be applied shall be made by a public accounting firm retained by the Company for purposes of making this determination (the “Accounting Firm”), which need not be the same firm otherwise retained by the Company for the provision of general accounting services. The reduction in payments or benefits provided to Executive under approach (b) shall be applied in a manner that the Accounting Firm determines to be the most appropriate, taking into account possible tax implications of Code Section 409A, and that avoids any unnecessary losses to Executive that may occur in the case of a reduction achieved by reducing the extent to which equity is vested on an accelerated basis.

8. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

9. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the principal headquarters of the Company, attention: Chairman of the Board; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

10. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of conflict of laws (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

11. Choice of Venue and Consent to Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located within Philadelphia County, Pennsylvania and New Castle County, Delaware for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.

12. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral.

13. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

14. Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will, by the laws of descent or distribution, or as otherwise provided in this Agreement. The Company may assign this Agreement, including to any Affiliate or in connection with a merger or sale of equity or assets, and upon any such assignment all references to the Company herein shall be deemed to include the assignee. The Company need not obtain Executive’s authorization or permission to assign this Agreement; however, if the Company assigns this Agreement, for any reason, the Company agrees to provide advance notice thereof to Executive and ensure the party to whom this Agreement is assigned has the resources to comply with the terms set forth herein. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

15. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

16. Executive Acknowledgement. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

17. Code Section 409A. To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. Payments under this agreement are intended to be exempt from Code Section 409A, and, if not exempt, to be compliant with the requirements of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent any payments are part of a plan or agreement that is subject to Code Section 409A and such payments are payable on termination of employment (or other similar concept), such payments shall only be made if the payment triggering event also constitutes a “separation from service” within the meaning of Code Section 409A. In addition, if (A) the Company has any class of equity securities traded on a stock exchange and (B) Executive is a “specified employee” (as that phrase is used for purposes of Code Section 409A) as of the date of Executive’s “separation from service,” any payment that is subject to Code Section 409A and is payable by reason of Executive’s “separation from service,” such payment shall not be made prior to the first day of the seventh (7th) calendar month following the date of Executive’s “separation from service” or the date of Executive’s death, if earlier. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 17 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

18. Construction.

(a) In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (v) all references to sections and exhibits are to sections and exhibits in or to this Agreement; (vi) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (vii) any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (viii) all words used shall be construed to be of such gender or number as the circumstances and context require; and (ix) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b) If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

(c) The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.

(d) Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

19. Definitions. As used in this Agreement, the terms defined in this Section 19 have the meanings set forth below.

(a) “Affiliate” means each Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity.

(b) “Cause” means any of the following (in each case as determined by the Compensation Committee or the Board):

(i) Executive’s conviction of, or plea of nolo contendere or equivalent to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(ii) An act of fraud, willful misconduct or dishonesty by Executive in the course of or related to his employment hereunder or that could reasonably be expected to be materially injurious to the Company or an Affiliate;

(iii) A material breach by Executive of any of the provisions of the Agreement; or

(iv) An act of moral turpitude by Executive in the course of, or related to, his employment hereunder or that could reasonably be expected to lead to a material harm (financial or reputational) to the Company or an Affiliate.

(c) “Change in Control” means the date on which:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A sale or other disposition of all or substantially all of the Company’s assets in one or more transactions, other than to any entity of which more than 50% of the total voting power is owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to the transaction which results in a sale or disposition as to all or substantially all of the Company’s assets; or

(iv) A merger, consolidation or similar transaction directly or indirectly involving the Company in which immediately after the consummation of such transaction, the stockholders of the Company immediately prior to such transaction do not directly or indirectly own more than 50% of the total voting power of the surviving entity in such transaction (or of any applicable Parent of such surviving entity), in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to the transaction.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, the occurrence of any event shall not be deemed a Change in Control: (i) with respect to any award or payment that is subject to Code Section 409A unless such event qualifies as a change in control event within the meaning of Code Section 409A, or (ii) if the sole purpose of the underlying transaction(s) is to change the jurisdiction of the Company’s incorporation or to create a holding company of which the total voting power is owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to such transaction(s).

(d) “Code” means the Internal Revenue Code of 1986.

(e) “Company Proprietary and Intellectual Property” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.

(f) “Company Work Product” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Executive, alone or with others, in the course of Executive’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.

(g) “Competitor” means any entity offering, or having proposed to offer, the specific products offered by the Company during the two years prior to Executive’s separation. For purposes of clarity, “Competitor” does not include an entity simply because it offers oncology products or operates in the oncology field; rather, for an entity to be a Competitor, the entity must offer or have proposed to offer the specific products offered by the Company during the two years prior to Executive’s separation.

(h) “Confidential Information” means trade secret, confidential, proprietary or other non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.

(i) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under long-term disability plan covering employees of the Company. In the event of a dispute regarding whether Executive has incurred a Disability, each of Executive and the Company shall choose a physician who together shall choose a third physician to make a final determination regarding whether Executive has incurred a Disability.

(j) “Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

(k) “Financing” means a transaction involving equity, debt, joint venture, licensing, merger or other similar arrangement resulting in cash proceeds to the Company, including the aggregate amount of capital raised without regard to any conditions placed on the Financing (such as milestone targets).

(l) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i) A material and adverse change in the nature, scope, or status of Executive’s position, authorities, responsibilities, or duties from those in effect in accordance with Section 2, including, without limitation, Executive ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of a company with a class of securities registered under Section 12(b) of the Exchange Act, or the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of Executive Officer;

(ii) A material reduction in Executive’s then-current Annual Base Salary and/or Target Bonus, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii) A permanent relocation of Executive’s primary place of employment that increases Executive’s commuting distance from his primary residence by more than twenty-five (25) miles, as compared with Executive’s commute to Executive’s primary place of employment as initially agreed to by Executive and the Company; or

(iv) A material breach by the Company of this Agreement.

(m) “Promotional Work” means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works, including any derivative works thereof, used for reasonable purposes in connection with the business of the Company.

(n) “Qualifying Financing” means one or more Financings within the 12 months before or following the Effective Date resulting in gross proceeds of not less than $15,000,000.

(o) “Release” means a general release and waiver as substantially in the form attached hereto as Exhibit A and otherwise as agreed upon by the Company and Executive.

(p) “Restricted Area” means each state in the United States in which the Company or its Affiliates are actively engaged in or pursing business at the time of Executive’s termination of employment.

(q) “Restricted Period” means a period of 12 months immediately following the applicable Termination Date.

(r) “Termination” means termination of Executive’s employment with the Company and all Affiliates for any reason or no reason.

(s) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

20. Survival. The provisions of Section 6 shall survive the termination of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

CONTEXT THERAPEUTICS INC.		Martin Lehr

By:	/s/ Richard Berman	/s/ Martin Lehr
Name:	Richard Berman
Title:	Chairman of the Board of Directors

EXHIBIT A

AGREEMENT AND RELEASE AND WAIVER

This AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Context Therapeutics, Inc. (the “Company”) and [•] (“Executive”).

WHEREAS, Executive and the Company desire to settle fully and amicably all issues that Executive has with the Company, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [•], as amended (the “Employment Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company terminated effective as of the close of business on [•] (the “Termination Date”).

2. Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a) Severance Payments. [•].

(b) Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law, absent his execution of this Agreement.

(d) Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3. Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company; each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns; all of its and their current and former directors, officers, trustees, employees, and agents, both in their individual and official capacities; and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a) Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b) Relating to wages, bonuses, incentive pay, equity, other compensation, or benefits,

(c) Relating to any employment or change in control contract,

(d) Relating to any employment law, including

(i)	The laws of the United States and Commonwealth of Pennsylvania,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e) Relating to any right of payment for disability,

(f) Relating to any statutory or contractual right of payment, and

(g) For relief on the basis of any alleged tort or breach of contract under the common law of the Commonwealth of Pennsylvania, or any other state, including defamation, intentional or negligent infliction of emotional distress, wrongful termination, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the Commonwealth of Pennsylvania.

5. Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, claims for indemnification by the Company as an officer or former officer of the Company, whether by law, contract or articles or bylaws of the Company, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money from the Company and other Releasees in connection with a charge or investigation. Executive is also waiving the right to recover any money from the Company and other Releasees in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. Executive may also file an administrative complaint or charge with a government agency, provided, however, that Executive shall not be entitled recover any monies from the Releasees as a result of filing such administrative complaint or charge. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been advised to consult legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [•]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8. Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”) shall continue in full force and effect as if fully restated herein.

9. Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The Company and its directors, officers and senior management employees, while associated with the Company, shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning Executive; provided, however, that each Party may make truthful statements as required by applicable law and the Company may make internal statements and statements to its attorneys and advisors for legitimate business reasons.

10. Company Property.

(a) Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11. No Admissions. The Company denies that it or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12. Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of conflict of laws (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

15. Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment; provided, however that nothing contained herein shall supersede or eliminate any post-separation obligations that Executive has pursuant to the Employment Agreement or otherwise.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

17. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

18. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) all references to sections are to sections to this Agreement; (f) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (g) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (h) all words used shall be construed to be of such gender or number as the circumstances and context require; (i) the captions and headings have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (j) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

19. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

CONTEXT THERAPEUTICS INC.

By:

Print Name:

Title:

Date:

[INSERT NAME]

Date: